Exhibit 5.1
[Form of Opinion]
[Letterhead of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P]
[Date]
CenturyTel, Inc.
100 CenturyTel Drive,
Monroe, Louisiana 71203
Dear Ladies and Gentlemen:
     We have acted as special counsel to CenturyTel, Inc., a Louisiana corporation (“CenturyTel”), in connection with (i) the proposed merger contemplated by the Agreement and Plan of Merger dated as of October 26, 2008 (the “Merger Agreement”), among Embarq Corporation, a Delaware corporation (“Embarq”), CenturyTel and Cajun Acquisition Company, a Delaware corporation and wholly owned subsidiary of CenturyTel, and (ii) the preparation of the Registration Statement on Form S-4 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by CenturyTel with the U.S. Securities and Exchange Commission (the “SEC”) [on the date hereof] relating to shares of CenturyTel common stock, $1.00 par value per share (the “Shares”), issuable to holders of Embarq common stock in accordance with the terms and subject to the conditions set forth in the Merger Agreement.
     In connection with rendering this opinion, we have examined the Registration Statement, the Merger Agreement, the corporate records of CenturyTel, and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In conducting our examination, we have assumed without verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.
     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued following the effectiveness of the Registration Statement in accordance with the terms and conditions of the Merger Agreement (including approval of such issuance by CenturyTel’s shareholders), will be legally issued, fully paid and nonassessable.

CenturyTel, Inc.
[Date]

     We do not express any opinion herein concerning any law other than the Louisiana Business Corporation Law (including the statutory provisions, all applicable provisions of the Louisiana Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us under the heading titled “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.
Very truly yours,
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P